FOR RELEASE August 6, 2013

China Biologic Reports Financial Results for the

Second Quarter and First Half of 2013

2Q13 Total Sales Up 6.2% / 1H Total Sales Up 10.2%

2Q13 Operating Margin Up to 47.2% / 1H Operating Margin Up to 47.7%

2Q13 Non-GAAP Net Income Up 30.8% / 1H Non-GAAP Net Income Up 29.9%

Agrees to Repurchase 1.48 Million Shares

BEIJING, China – August 6, 2013 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the second quarter of 2013.

Second Quarter 2013 Financial Highlights

•	Total sales in the second quarter of 2013 increased by 6.2% to $53.6 million from $50.5 million in the same quarter of 2012.
•	Gross profit increased by 9.1% to $37.5 million from $34.3 million in the same quarter of 2012. Gross margin increased to 69.9% in the second quarter of 2013 from 68.0% in the second quarter of 2012.
•	Income from operations increased by 18.8% to $25.3 million from $21.3 million in the same quarter of 2012. Operating margin increased to 47.2% in the second quarter of 2013 from 42.2% in the same quarter of 2012.
•	Net income attributable to the Company increased by 25.9% to $16.2 million from $12.8 million in the same quarter of 2012. Fully diluted net income per share was $0.57 in the second quarter of 2013 as compared to $0.46 in the same quarter of 2012.
•	Non-GAAP adjusted net income attributable to the Company was $17.4 million, representing a 30.8% increase from $13.3 million in the same quarter of 2012. Non-GAAP adjusted net income per share was $0.62, compared to $0.50 in the same quarter of 2012.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We were pleased with our second quarter improvement in the quality of our business highlighted by steady sales growth, improved margins and several operational accomplishments. In the past quarter, market demand for our plasma-based products remained strong, which led to increased human albumin product revenue. In the first half of 2013, despite increased import levels in China of foreign human albumin, domestic pricing across our plasma portfolio remained largely stable as the overall market continues to show steady signs of growth, however we will continue to closely monitor market trends related to albumin import volume, and will adjust our pricing and product shipments accordingly. In the coming quarters, we aim to preserve our margins through transitioning to a more profitable product mix and implementing efficient cost control measures. We were glad to achieve improved plasma utilization efficiency following the launch of Factor VIII products. For the second quarter, sales of Factor VIII contributed approximately 2% of total sales and we expect its sales contribution to gradually increase in the long run.”

“During the second quarter, our new plasma station in Cao County, Shandong Province commenced plasma collection operations. Additionally, our Shandong Taibang production facility obtained renewed GMP certification from the China Food and Drug Administration (“CFDA”) at the end of June, ahead of schedule. Additionally, in Guizhou, we halted production at this facility on June 1st as planned and remain on track with the facility upgrade plan. We currently expect to resume production at Guizhou Taibang in the first quarter of 2014.”

Mr. Gao concluded, “The Company announced that it is has entered into a redemption agreement with Ms. Lin Ling Li, an individual shareholder of the Company and her spouse, pursuant to which the Company agreed to redeem 1,479,704 shares of its common stock, representing approximately 5.49% of the total common stock outstanding on August 2, 2013. The redemption price is $20.00 per share, and the redemption shares will become treasure stock of the Company upon closing of the redemption. We believe this share redemption will improve China Biologic’s shareholder structure, enhance shareholder value and benefit other existing shareholders of the company. ”

Second Quarter 2013 Financial Performance

Total sales in the second quarter of 2013 were $53.6 million, an increase of 6.2% from $50.5 million in the same quarter of 2012. Excluding foreign currency influence, the increase in sales was primarily attributable to a mix of price and volume increases in certain plasma-based products. During the three months ended June 30, 2013, the prices all of the Company’s approved products either increased or remained stable. The price increase for the human albumin products was primarily attributable to the increase of the retail price ceiling announced by the NDRC in January 2013, which came into effect at the beginning of February, enabling the Company to have more flexibility in pricing and to raise ex-factory prices in certain regional markets. The average price for human immunoglobulin for intravenous injection (“IVIG”) products remained stable as compared to the prior year period.

During the second quarter of 2013, human albumin products and IVIG products remained the largest two sales contributors.

  As a percentage of total sales, human albumin product revenue was 42.5% in the second quarter of 2013 as compared to 38.7% in the same quarter of 2012. Sales volume of human albumin products increased slightly by 3.9% in the reporting quarter, primarily due to strong market demand.
  As a percentage of total sales, IVIG revenue was 39.4% in the second quarter of 2013 as compared to 42.1% in the same quarter of 2012. Sales volume of IVIG products decreased by 1.6% in the quarter, mainly due to the Company’s decision to reduce sales in order to smooth out the impact associated with the Guizhou Taibang production suspension.

Cost of sales was $16.1 million in the second quarter of 2013, the same with that of the second quarter of 2012. Cost of sales as a percentage of total sales was 30.1%, as compared to 32.0% in the same quarter of 2012.

Gross profit increased by 9.1% to $37.5 million in the second quarter of 2013 from $34.3 million in the same quarter of 2012. Gross margin was 69.9% and 68.0% for the three months ended June 30, 2013 and 2012, respectively. The improvement of our overall gross margin was mainly due to the increased margin of human albumin products and the improved plasma utilization efficiency following the launch of Factor VIII products.

Total operating expenses in the second quarter of 2013 decreased by 6.8% to $12.1 million from $13.0 million in the same quarter of 2012. As a percentage of total sales, total operating expenses decreased to 22.7% from 25.8% in the same quarter of 2012.

Selling expenses in the second quarter of 2013 decreased by 41.4% to $2.4 million from $4.2 million in the same quarter of 2012. As a percentage of total sales, selling expenses were 4.6%, down from 8.3% in the same quarter of 2012. The decrease in selling expenses as a percentage of sales was primarily due to the Company’s lower commission rate for certain products, which have been implemented since the second half of 2012. The Company has taken additional steps to further control selling expenses since the second half of 2012. However, the Company carried out a series of promotional activities and conferences for the newly-launched product Factor VIII starting from the second quarter of 2013. As a result, the Company expects selling expenses as a percentage of sales to increase in the following quarters.

General and administrative expenses in the second quarter of 2013 increased by 11.8% to $8.9 million from $7.9 million in the same quarter of 2012. As a percentage of total sales, general and administrative expenses were 16.5% and 15.7% in the second quarter of 2013 and 2012, respectively. The increase in G&A expenses was mainly due to higher payroll expenses and employee benefits, an increase in share-based compensation and an increase in legal expenses related to the corporate defense against the proposed share acquisition by Shanghai RAAS Blood Products Co., Ltd., a public company listed on the Shenzhen Stock Exchange and a direct competitor of the Company in China.

Research and development expenses in the second quarter of 2013 were $835 thousand, representing a decrease of 10.1% from $929 thousand in the same quarter of 2012. As a percentage of total sales, research and development expenses for the three months ended June 30, 2013 and 2012 were 1.6% and 1.8%, respectively.

Income from operations for the three months ended June 30, 2013 was $25.3 million, an increase of 18.8% from $21.3 million in the same period of 2012. Operating margin increased to 47.2% in the reporting quarter from 42.2% in the same quarter of 2012.

Income tax expense in the second quarter of 2013 was $3.7 million, as compared to $3.3 million in the same quarter of 2012, representing an increase of 12.4%. The effective income tax rates were 14.0% and 14.5% for the three months ended June 30, 2013 and 2012, respectively.

Net income attributable to the Company increased by 25.9% to $16.2 million in the second quarter of 2013, from $12.8 million in the same quarter of 2012. Net margins were 30.2% and 25.4% for the three months ended June 30, 2013 and 2012, respectively. Fully diluted net income per share was $0.57, as compared to $0.46 in the second quarter of 2012.

Non-GAAP adjusted net income attributable to the Company was $17.4 million or $0.62 per diluted share in the second quarter of 2013, compared to $13.3 million or $0.50 per diluted share in the same quarter of 2012.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended June 30, 2013 excluded $1.2 million of non-cash employee share-based compensation expenses.

First Half 2013 Financial Performances

Total sales in the first half of 2013 were $107.6 million, an increase of 10.2% from $97.7 million in the same period of 2012. The increase in sales was primarily attributable to a mix of price and volume increases in certain plasma-based products.

As a percentage of total sales, sales from human albumin products and IVIG products were 40.2% and 43.5%, respectively, for the six months ended June 30, 2013.

Cost of sales increased slightly to $32.7 million in the first half of 2013, from $31.8 million in the same period of 2012. Cost of sales as a percentage of total sales was 30.4%, as compared to 32.6% in the same period of 2012.

Gross profit increased by 13.7% to $74.9 million in the first half of 2013 from $65.8 million in the same period of 2012. Gross margin increased to 69.6% in the first half of 2013 from 67.4% in the same period of 2012. The improvement of the Company’s overall gross margin was mainly due to the improved gross margin of human albumin products as a result of price increases and the improved utilization efficiency of plasma following the launch of Factor VIII products.

Total operating expenses in the first half of 2013 decreased by 8.3% to $23.6 million from $25.7 million in the same period of 2012. The decrease of total operating expenses was mainly due to a significant decrease in the selling expenses, partially offset by an increase in the general and administrative expenses. As a percentage of total sales, total operating expenses decreased to 21.9% for the six months ended June 30, 2013, from 26.3% in the same period of 2012.

Income from operations for the six months ended June 30, 2013 was $51.3 million, an increase of 27.8% from $40.1 million in the same period of 2012.

Income tax expense in the first half of 2013 was $8.4 million, as compared to $6.5 million in the same period of 2012. The effective income tax rates were 15.7% and 14.9% for the six months ended June 30, 2013 and 2012, respectively. The tax rate applicable to the Company’s major operating subsidiaries in the PRC for 2012 and 2013 is 15%.

Net income attributable to the Company increased by 20.5% to $31.1 million for the six months ended June 30, 2013, from $25.8 million in the same period of 2012. Net margins were 28.9% and 26.4% for the six months ended June 30, 2013 and 2012, respectively.

Non-GAAP adjusted net income attributable to the Company was $33.8 million or $1.21 per diluted share for the six months ended June 30, 2013 compared with $26.0 million or $0.98 per diluted share in the same period of 2012.

Non-GAAP adjusted net income and diluted earnings per share in the six months ended June 30, 2013 excluded $2.7 million of non-cash employee share-based compensation expenses.

As of June 30, 2013, the Company had cash and cash equivalents of $147.3 million, compared to $129.6 million as of December 31, 2012.

Net cash provided by operating activities for the six months ended June 30, 2013 was $37.9 million, as compared to $32.1 million for the same period of 2012.

Outlook

For the full year of 2013, the Company reiterates its full year financial forecast of total sales in the range of $195 million to $205 million and full year non-GAAP adjusted net income in the range of $50 million to $53 million. This guidance assumes the production suspension at the Company’s Guizhou facility, only organic growth and excludes acquisitions and necessarily assumes no significant adverse product price changes during 2013. Please note that the Company’s 2013 financial outlook may be subject to change depending on market conditions and the GMP upgrade status at the Company’s Guizhou Taibang facility.

This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am, Eastern Time on Wednesday, August 7, 2013, which is 7:30 pm, Beijing Time on August 7, 2013, to discuss second quarter 2013 results and answer questions from investors. Listeners may access the call by dialing 1-480-629-9664.

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

A replay of the call will be available through August 21, 2013 by dialing 1-858-384-5517, access code: 4633951.

About China Biologic Products, Inc.

China Biologic Products, Inc. (Nasdaq: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of warrants. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2013, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Sales	$53,580,523	$50,466,339	$107,612,255	$97,693,800
Cost of sales	16,122,262	16,130,889	32,739,020	31,846,616
Gross profit	37,458,261	34,335,450	74,873,235	65,847,184

Operating expenses
Selling expenses	2,441,727	4,165,242	4,278,120	8,991,349
General and administrative expenses	8,866,071	7,932,372	17,553,168	15,078,166
Research and development expenses	835,150	929,489	1,748,242	1,640,077
Income from operations	25,315,313	21,308,347	51,293,705	40,137,592

Other income/ (expenses)
Equity in income of an equity method investee	610,997	451,891	739,945	1,474,303
Change in fair value of derivative liabilities	-	559,758	-	1,769,140
Interest expense	(198,739)	(157,635)	(434,913)	(766,198)
Interest income	995,757	765,717	1,643,819	1,309,112
Other expenses, net	-	(1,797)	-	(102,786)
Total other income, net	1,408,015	1,617,934	1,948,851	3,683,571

Earnings before income tax expense	26,723,328	22,926,281	53,242,556	43,821,163

Income tax expense	3,745,649	3,333,616	8,352,551	6,510,331

Net income	22,977,679	19,592,665	44,890,005	37,310,832

Less: Net income attributable to noncontrolling interest	6,815,753	6,753,894	13,812,219	11,514,755

Net income attributable to China Biologic Products, Inc.	$16,161,926	$12,838,771	$31,077,786	$25,796,077

Net income per share of common stock:
Basic	$0.60	$0.50	$1.15	$1.00
Diluted	$0.57	$0.46	$1.11	$0.90
Weighted average shares used in computation:
Basic	26,880,459	25,875,164	26,833,262	25,738,145
Diluted	28,067,303	26,627,160	27,967,080	26,581,824

Net income	$22,977,679	$19,592,665	$44,890,005	$37,310,832

Other comprehensive income :
Foreign currency translation adjustment, net of nil income taxes	4,428,715	136,178	5,825,256	1,313,135

Comprehensive income	27,406,394	19,728,843	50,715,261	38,623,967

Less: Comprehensive income attributable to noncontrolling interest	7,723,790	6,750,933	14,882,947	11,766,768

Comprehensive income attributable to China Biologic Products, Inc.	$19,682,604	$12,977,910	$35,832,314	$26,857,199

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$147,264,448	$129,609,317
Accounts receivable, net of allowance for doubtful accounts	17,821,673	11,206,244
Inventories	80,907,813	75,679,173
Prepayments and other current assets	5,503,155	5,664,919
Total Current Assets	251,497,089	222,159,653

Property, plant and equipment, net	62,337,422	51,325,177
Intangible assets, net	3,104,210	3,541,582
Land use rights, net	6,373,176	5,818,709
Deposits related to land use rights	16,669,167	14,752,574
Restricted cash	2,786,502	2,912,145
Equity method investment	10,937,307	10,537,310
Total Assets	$353,704,873	$311,047,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$4,860,000	$7,935,000
Accounts payable	3,018,095	2,908,624
Due to related parties	4,055,925	4,081,624
Other payables and accrued expenses	25,895,823	25,423,349
Advance from customers	2,381,166	2,857,420
Income tax payable	3,333,141	4,513,075
Total Current Liabilities	43,544,150	47,719,092

Deferred income	2,972,700	2,912,145
Other liabilities	3,410,801	2,996,749
Total Liabilities	$49,927,651	$53,627,986

Stockholders’ Equity
Common stock: par value $0.0001; 100,000,000 shares authorized; 26,952,945 and 26,629,615 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	$2,695	$2,663
Additional paid-in capital	67,303,915	62,251,731
Retained earnings	150,220,786	119,143,000
Accumulated other comprehensive income	18,826,850	14,072,322
Total equity attributable to China Biologic Products, Inc.	236,354,246	195,469,716

Noncontrolling interest	67,422,976	61,949,448

Total Stockholders’ Equity	303,777,222	257,419,164

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	$353,704,873	$311,047,150

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30,	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,890,005	$37,310,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,105,739	2,281,223
Amortization	702,556	1,525,267
(Gain)/ Loss on sale of property, plant and equipment	(70,363)	60,518
Allowance for doubtful accounts, net	-	21,895
Provision for doubtful accounts - other receivables and prepayments	6,202	35,637
Write-down of obsolete inventories	-	49,703
Deferred tax expense	720,679	26,341
Share-based compensation	3,047,962	1,992,958
Change in fair value of derivative liabilities	-	(1,769,140)
Equity in income of an equity method investee	(739,945)	(1,474,303)
Change in operating assets and liabilities:
Accounts receivable	(6,314,643)	(4,692,006)
Prepayment and other current assets	(101,135)	(292,473)
Inventories	(3,616,165)	2,045,191
Accounts payable	242,365	(1,546,373)
Other payables and accrued expenses	(2,033,594)	(2,977,473)
Advance from customers	(529,984)	401,393
Due to related parties	(140,697)	1,255,867
Income tax payable	(1,260,254)	(2,185,825)
Net cash provided by operating activities	$37,908,728	$32,069,232

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(11,912,603)	(5,098,533)
Payment for intangible assets and land use rights	(1,137,556)	(796,707)
Dividend received	560,980	555,310
Purchase of short-term investment	-	(1,348,610)
Proceeds from sale of property, plant and equipment	83,731	-
Net cash used in investing activities	$(12,405,448)	$(6,688,540)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	$2,668,916	$-
Proceeds from warrants exercised	-	4,500,000
Proceeds from short term bank loans	4,808,400	-
Repayment of short term bank loans	(8,014,000)	(11,106,200)
Acquisition of noncontrolling interest	(1,963,913)	-
Dividends paid by subsidiaries to noncontrolling interest shareholders	(8,110,168)	(4,379,016)
Net cash used in financing activities	$(10,610,765)	$(10,985,216)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	2,762,616	679,914

NET INCREASE IN CASH	$17,655,131	$15,075,390

Cash and cash equivalents at beginning of period	129,609,317	89,411,835

Cash and cash equivalents at end of period	$147,264,448	$104,487,225

Supplemental cash flow information
Cash paid for income taxes	$8,892,126	$8,669,815
Cash paid for interest expense	$198,900	$204,982
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	$1,554,828	$347,439
Exercise of warrants that were liability classified	-	3,641,279

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 and 2012

	For the three months ended
	June 30,	June 30,
	2013	2012
Adjusted Net Income Attributable to the Company - Non GAAP	$17,406,925	$13,309,552
Diluted EPS - Non GAAP	$0.62	$0.50
Non-cash employee stock compensation	$(1,244,999)	$(1,030,539)
Gain from change in fair value of warrants	$-	$559,758
Net Income Attributable to the Company	$16,161,926	$12,838,771
Weighted average number of shares used in computation of Non GAAP diluted EPS	28,067,303	26,627,160

	For the six months ended
	June 30,	June 30,
	2013	2012
Adjusted Net Income Attributable to the Company - Non GAAP	$33,801,545	$26,019,895
Diluted EPS - Non GAAP	$1.21	$0.98
Non-cash employee stock compensation	$(2,723,759)	$(1,992,958)
Gain from change in fair value of warrants	$-	$1,769,140
Net Income Attributable to the Company	$31,077,786	$25,796,077
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,967,080	26,581,824

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